Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276235, No. 333-280510, and No. 333-283270) and Form S-8 (No. 333-248985, No. 333-273334, and No. 333-280561) of Laird Superfood, Inc. of our reports dated January 30, 2026, relating to the financial statements of Global Superfoods Corp. and Navitas LLC (which reports express unmodified opinions and include emphasis of matter paragraphs relating to a going concern uncertainty), appearing in the Definitive Proxy Statement on Schedule 14A of Laird Superfood, Inc. filed with the Securities and Exchange Commission on February 9, 2026, and incorporated by reference in this Current Report on Form 8-K dated March 12, 2026, of Laird Superfood, Inc.

/s/ Baker Tilly US, LLP

Sacramento, California

March 12, 2026